                                                                    EXHIBIT 11.1

                         COMPUTER LEARNING CENTERS, INC.

                        COMPUTATION OF EARNINGS PER SHARE
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                               FOR THE THREE MONTH
                                                             PERIOD ENDED APRIL 30,
                                                         ----------------------------
                                                             1999              1998
                                                         ------------        --------
Net (loss) income......................                  $    (1,568)        $  3,143
                                                         ------------        --------
Weighted average number of common shares
  outstanding -- Basic.................                   17,493,251       17,081,118
Dilutive securities:
     Options...........................                       --- (a)       1,006,681
Weighted average number of common shares
  outstanding -- Diluted...............                   17,493,251       18,087,799
Earnings per share:
     Basic.............................                  $     (0.09)       $    0.18
                                                         ============       =========
     Diluted...........................                  $     (0.09)       $    0.17
                                                         ============       =========

(a) The Company had 1,664,831 options outstanding as of April 30, 1999 however, these options are not included in the calculation of the number of dilutive securities outstanding as their impact is antidilutive due to the net loss for the first quarter of 1999 and since certain options exercise prices were below the average market price of the common shares during the period. There are 550,000 shares that are contingently issuable with respect to settlement of shareholder litigation are also not included in the calculation as their impact is antidilutive. All options of the Company had a dilutive effect for the first quarter of 1998.